                                                                    EXHIBIT 4.20

EXECUTION COPY

                                                             Soren Koll Espensen
                                                             advokat (H), LL.M

                             CO-OPERATION AGREEMENT

                                     BETWEEN

                            KIRKEBY CHEESE EXPORT A/S
                              CVR. NO. 78 49 82 18
                               RODKILDE MOLLEVEJ 1
                          DK - 5700 SVENDBORG, DENMARK

                                       AND

                        HAARBY MEJERI/KIRKEBY DAIRY APS,
                      SKOLEVEJ 4a DK 5683 HAARBY, DENMARK

                                       AND

                         KIRKEBY INTERNATIONAL FOODS A/S
                              CVR. NO. 31 05 52 96
                               RODKILDE MOLLEVEJ 1
                          DK - 5700 SVENDBORG, DENMARK

SKE-0057

                                     Side 2.

This Co-operation Agreement is made as of 1st of January 2008

BETWEEN                                      KIRKEBY CHEESE EXPORT A/S
                                             CVR. NO. 78 49 82 18
                                             RODKILDE MOLLEVEJ 1
                                             5700 SVENDBORG
                                             (HEREAFTER NAMED AS KCE)

AND                                          HAARBY MEJERI/KIRKEBY DAIRY
                                             APS, CVR NO. ___________
                                `            SKOLEVEJ 4a  DK 5683  HAARBY
                                             (HEREINAFTER NAMED AS
                                             "KIRKEBY DAIRY")

AND                                          KIRKEBY INTERNATIONAL FOODS A/S
                                             CVR. NO. 31 05 52 96
                                             RODKILDE MOLLEVEJ 1
                                             5700 SVENDBORG
                                             (HEREAFTER NAMED AS FOODS OR
                                             THE COMPANY)

This Agreement is made as part of the sale of KCE's Kosher  division  (including
35 designated customers (the "DESIGNATED  CUSTOMERS") to the Company. As a newly established  company,  the Company expects to initially purchase Kosher products produced by Kirkeby  Dairy,  which is a company 100% owned by KCE, a significant shareholder of the Company.

1.    PRODUCTS

      The following products (the "PRODUCTS") are covered by this Agreement:

      -     Blue Cheese under kosher supervision.
      -     Feta Cheese under kosher supervision.
      -     Other cheeses and dairy products under kosher supervision.

      Foods shall also be entitled to order  non-kosher  products  from  Kirkeby
      Dairy.

2.    EXCLUSIVITY

      As long as Kirkeby  Dairy  continues to supply the  Products,  under below stated  specific  conditions  (including  price),  Foods is  obligated  to purchase Products from Kirkeby Dairy.

                                     Side 3.

3.    QUALITY

      Kirkeby Dairy shall deliver Products (i) with the same  specifications  of such Products  supplied sold by KCE immediately  prior to the date of this
      Agreement,  (ii) meeting the applicable standards for such Products of the
      Danish Producers Union, and (iii) which are acceptable by the customers of
      Foods  pursuant to criteria  agreed with the customer prior to production.
      Regarding  quality of products  which are delivered is referred to point 9 in this Agreement.

4.    PRICES

      Kirkeby  Dairy shall  deliver the  Products at prices  which are no poorer
      (for the  purchaser)  than (i) the price charged by Kirkeby Dairy to other customers for similar  products in a similar quality  specified in point 3 and (ii) Foods can obtain from other  suppliers for similar  products in a similar quality  specified in point 3. The prices from Kirkeby Dairy shall always be competitive and shall be equal to (a) the price of milk PLUS (b)
      Kirkeby Dairy's actual  production costs PLUS (c) Dkr 3.00 per kilogram to cover Kirkeby  Dairy's  overhead.  These prices shall provide for Foods to achieve a gross  margin on  kosher  products  of at least 20% on an annual
      yearly   turnover   of  kosher  and   non-kosher   products  of  at  least
      US$4,300,000.

      It is of the parties'  opinions that a reasonable profit shall be obtained on all products,  also products purchased through KCE or Kirkeby Dairy. In the past KCE has been in position  to obtain a gross  profit of an average of 20% by sale of kosher  products.  Foods  shall  try to keep this  gross profit as far possible.  Foods are justified to demand a documentation  of the "cost breakdown" for products delivered through Kirkeby Dairy.

      Subject to the  foregoing,  Kirkeby  Dairy and Foods  shall  every year in
      December and June negotiate  prices,  payment terms and delivery terms for the coming 6 months period.  The initial prices and payment terms shall be as set forth in EXHIBIT A annexed hereto.

      In any event,  the matter of prices  will be  subject to  approval  of the
      Company's board of directors following execution of this Agreement.

5.    STOCK OBLIGATIONS

      Kirkeby  Dairy  is not  obligated  to  carry a  stock  for  Foods,  but is obligated  to deliver in  accordance  with  written  purchase  orders from
      Foods.

      Orders from Foods shall be made with minimum 2 weeks notice, eventual more if possible, in order to supply a full matured product.

                                     Side 4.

6.    TRADE MARK RIGHTS

      KCE represents and warrants that it is the sole  beneficial and registered owner of the trade mark "SOL".

      Foods is obligated not to violate the trade mark rights of KCE.

      At the same time KCE grants Foods the right and  exclusive  license to use the  trade  mark  "SOL"  for the next 15  years,  with  respect  to kosher products only. KCE also grants Foods the right and  non-exclusive  license to use the trade  mark "SOL" for the next 15 years,  only with  respect to non-kosher  products purchased from KCE, Kirkeby Dairy or their respective affiliates or business partners.

      Every  other  use no  matter  which  market in  contains  will be  without justification unless KCE has given a written permission.

      Foods shall not register the "SOL" trade mark  elsewhere  without  written permission from KCE and that the registration belongs to KCE.

      There is not any permission given to Foods to use other trade marks belong to KCE.

      Kirkeby  Dairy  hereby  represents  and  warrants  that  it  is  the  sole beneficial and registered owner of the trade marks Karavel" and "Hamlet".

      Foods is obligated not to violate the trade mark rights of Kirkeby Dairy.

      Kirkeby Dairy hereby grants Foods the right and  non-exclusive  license to use the trade marks "Karavel" and "Hamlet".

      Foods shall not register the "Karavel" and "Hamlet" trade marks  elsewhere without written  permission  from Kirkeby Dairy and that the  registration belongs to Kirkeby Dairy.

      There is not any permission given to Foods to use other trade marks belong to Kirkeby Dairy.

7.    PACKING

      Kirkeby  Dairy  shall  deliver the  mentioned  Products to Foods in packed condition and carry a  satisfactory  volume of packing  material,  labels,
      etc.,   marked  with  the  trade  mark  of  Foods  and  eventual  customer information.  Kirkeby Dairy shall package the Products in Kirkeby  Dairy's customary manner but shall use commercially  reasonable efforts to provide special packaging at Foods' written request.  Kirkeby Dairy is responsible for  compliance  with all  packaging,  labeling,  bar  code and any  other marking  and  packaging  requirements  in respect of the  Products  in all applicable jurisdictions.

                                     Side 5.

8.    CUSTOMER RELATIONS

      Foods,  KCE and Kirkeby  Dairy,  mutual agree that they will not encourage sales of the Products directly to one of the other parties'  customers who are known to be such by the selling party, unless it is a common customer.

      Foods are without  justification to sell non-kosher  products to customers who are known to Foods to be KCE's customers and on KCE present markets as defined on EXHIBIT B as well, except for the Designated Customers.

      The mentioned  stipulation  has to be understood so that it is not allowed to take  direct  contact nor make  direct  deliveries  to any of the other parties' customer.

      The present stipulation do not limit KCE's export rights except to respect the exclusive right of Foods to sell Kosher products world wide.

9.    CLAIMS

      Deliveries made by Kirkeby Dairy, will be in non-broken cooling chain from
      Kirkeby Dairy to the customers of Foods.

      Kirkeby Dairy  accepts to  compensate  Foods for all damages and losses in respect  of  claims  that  Products  did not  meet the  quality  standards provided in Section 3 above within the date of expiration,  printed on the product in question.

      In  connection  with the  handling  of claims,  both  parties  accept that eventual  customer  visit will be agreed  separately.  Costs due to visits will be split between the parties.

      In all cases  where the  justification  of the claim can be decided out of the Danish  Producer  Unions  standards,  a judge panel from this Producer
      Union will decide the  justification.

      In other cases the parties will in common  handle the claim.  If the claim is handled outside Denmark the costs shall be agreed beforehand.

10.   TERMINATION

      Present  agreement can be terminated by boths Parties only, with a written notice of minimum 24 months starting end of a month. The other parties may not terminate this agreement for convenience.

      The Agreement can not be terminated for the first 3 years.

      Within the  termination  period the parties are  obligated to continue the co-operation.

                                     Side 6.

      If the agreement is  terminated  by Foods as  aforesaid,  they are without justification  to use the trade  mark  "SOL",  unless a special  agreement regarding the trade mark has been made.

11.   DELIVERY OF MATERIAL UPON A TERMINATION OF THE AGREEMENT.

      Upon a  termination  of the  agreement  KCE is  obligated  to  return  all material which may belong to Foods or, upon Foods request, to destroy such materials.

      This  material   include  all  printed  material  or  material  stored  on
      electronic medias, including all packing material,  labels, stickers, etc.
      marked with Foods' special trading signs and product names.

      Foods is at the  same  time  obligated  to  collect  all  above  mentioned material  if not  destroyed  by KCE  the  date of the  termination  of the agreement.

12.   PARTIAL INVALIDITY

      If few of the present  agreements  points are declared  invalid or against the laws the parties  co-operation  shall be regulated  by the  agreements terms in general,  and as complementing of the invalid terms, the rules in the Danish agreement law about complementing interpretation will be used.

      The contact do not repeal totally by partial invalidity.

13.   LEASE OF PREMISES

      The  Company  intends to  initially  lease  office  facilities  (including premises equal to 20% of KCE's current offices) including paper,  printer, computer  services  etc. The payment for these  services is expected to be equal  to 20%  of  KCE's  actual  costs  therefore  and  is  estimated  at approximately  USD  11,000 per  quarter.  This  matter  will be subject to approval of the Company's board of directors  following  execution of this
      Agreement.

14.   NON- COMPETITION CLAUSE

      KCE and Foods  acknowledge and confirm their  non-competition  obligations pursuant to the Share Purchase Agreement dated as of the date hereof.

      Kirkeby Dairy shall not sell kosher products except to Foods.

                                     Side 7.

15.   COUNTERPARTS

      This  Agreement  may be  executed in any number of  counterparts,  each of which  shall  be  deemed  an  original  but all of  which  together  shall constitute  one and the same  instrument.  Any party  may enter  into this
      Agreement  by signing any such  counterpart  and each  counterpart  may be
      signed  and  executed  by  the  parties  and   transmitted   by  facsimile
      transmission  and shall be as valid and  effective  as if  executed  as an original.

      The parties agree that the contents of the present  agreement  must not be published  except as required by law or any regulatory,  stock exchange or governmental body.

16.   LAW AND VENUE

      15.1 This Agreement  shall be governed by and construed in accordance with the law of the Kingdom of Denmark and disregarding its rules on choice of law.

      15.2 Any  dispute  or claim  arising  out of or in  connection  with  this
      Agreement,  or the breach,  termination  or invalidity  thereof,  shall be subject to  arbitration  in accordance  with the rules of procedure of the
      Danish Institute of Arbitration.  The arbitration  clause does not imply a waiver of preliminary remedies such as prohibitory injunction.

      The  arbitration  shall be in Copenhagen.  The language of the Arbitration shall be English.

17.   ENCLOSURES

      A:    Initial Prices

      B:    KCE Present Markets

                                          , the      of February, 2008

      _____________________________
      f. Kirkeby Cheese Export A/S

                                          , the      of February, 2008

      ___________________________________
      f. Haarby Mejeri/Kirkeby Dairy ApS

                                          , the      of February, 2008

                                     Side 8.

      ___________________________________
      f. Kirkeby International Foods A/S

              Signature Page - Co-operation Agreement

                                     Side 9.